Exhibit 10.15

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS

AND NON-COMPETITION AGREEMENT

Parties:
“Company”:	Celcuity LLC (a Minnesota limited liability company) 2400 Bantle Farm Road Medina, MN 55340
“Laing”:	Lance G. Laing [address]
Effective Date:	November 15, 2011

This Confidentiality, Assignment of Inventions and Non-Competition Agreement (“Agreement”) is entered into by and between the Company and Laing as of the Effective Date set forth above. The parties agree as follows:

1.          Purpose of Agreement; Consideration. Laing acknowledges and agrees that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business, and that it is critical for the Company to preserve and protect its confidential and proprietary information, its rights in inventions and all related intellectual property rights. Accordingly, Laing is entering into this Agreement as a condition to becoming a Member of the Company and providing services to the Company, whether or not he is expected to create inventions of value for the Company.

2.          Term. The term of this Agreement will begin on the Effective Date set forth above and will continue for so long as Laing is associated with the Company as a member of the Board of Governors, officer, employee, consultant or other service provider, or owner of more than five percent (5%) of the outstanding membership units of the Company (the “Term”).

3.          Confidentiality.

3.1.          Definition. “Confidential Information” means any proprietary, confidential and/or trade secret information that relates to the actual or anticipated business or research and development of the Company, that is commercially valuable to the Company and is not generally known. “Confidential Information” includes but is not limited to technical data, trade secrets or know-how, research, product plans, developments, inventions, processes, formulas, technology, designs, drawings, engineering information, software, hardware configuration information, customer lists and customer information, supplier lists and supplier information, other information regarding the Company’s products or services and markets, and other marketing, financial or business information. Confidential Information does not include information that (i) has become publicly known and made generally available through no wrongful act of Laing or (ii) has been rightfully received by Laing from a third party who is authorized to make such disclosure.

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3.2.          Non-Use and Nondisclosure. Laing acknowledges that in the course of his dealings with the Company, including but not limited to his role as a founder, member of the Board of Governors, officer, employee, consultant or other service provider, or owner of membership units, he will be exposed to the Company’s Confidential Information. Laing agrees that he will not at any time (a) use the Confidential Information for any purpose whatsoever other than on behalf of or for the benefit of the Company or (b) disclose the Confidential Information to any third party unless such disclosure (i) is for the benefit of the Company in the course of his services to the Company or (ii) Laing is authorized in writing to make such disclosure by the Chief Executive Officer (unless Laing is then serving as Chief Executive Officer) or the Board of Governors of the Company. Laing agrees that all Confidential Information will remain the sole property of the Company. Laing also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

3.3.          Confidential Information Received by Company from Third-Parties. Laing recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Laing agrees that he owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary to assist the Company in performing its obligations to such third party and consistent with the Company’s agreement with such third party.

3.4.          Confidential Information Belonging to Others. Laing agrees that he or she will not improperly use for the benefit of the Company or disclose to the Company any proprietary information or trade secrets of any former or current employer of Laing or other person or entity with which Laing has an agreement or duty to keep such information confidential. Laing also agrees that he will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.5.          Return of Materials. Upon the Company’s request, Laing will deliver to the Company all of the Company’s Confidential Information and other Company property that Laing may have in his possession or control, including but not limited to all electronically stored information and passwords to access such property. Laing will use his best efforts to regain possession of any Company property that may be in the hands of any of his agents or any third party who received it from him, and will return such property in accordance with this Section 3.5.

4.          Ownership of Work Product and Inventions.

4.1.          Definitions.

(a)          “Work Product” means any work of authorship, including any and all documents, material, notes, records, drawings, software code, tangible expressions, and designs, generated or created by Laing, solely or in collaboration with others, during the Term of this Agreement that relates to or is directly or indirectly connected with the Company’s existing, planned or reasonably foreseeable business, products, services or research and development.

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(b)          “Covered Invention” means any invention, discovery, concept, improvement, enhancement, extension, mask work, trademark, trade secret or Work Product (whether or not patentable, copyrightable or otherwise protectable) made, conceived, discovered, developed or reduced to practice by Laing, solely or in collaboration with others, that relates to or is directly or indirectly connected with the Company’s existing, planned or reasonably foreseeable business, products, services or research and development.

4.2.          Copyrights. Laing acknowledges that any Work Product is a “work made for hire” under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such Work Product. Laing agrees that if for any reason the Work Product is not found to have been created as a “work made for hire,” he hereby assigns to the Company all of his right, title, and interest in and to the Work Product.

4.3.          Assignment of Covered Inventions. Laing hereby contributes, conveys, transfers and assigns to the Company his entire right, title and interest in and to all Covered Inventions existing at the date of this Agreement, except for those Prior Inventions (if any) listed in Section 4.5, and agrees to contribute, convey, transfer and assign to the Company his entire right, title and interest in and to any and all Covered Inventions made, conceived, discovered, developed or reduced to practice by Laing, solely or in collaboration with others, during the Term of this Agreement.

4.4.          Exception to Assignment. The provisions of this Agreement requiring assignment of future Covered Inventions to the Company do not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Laing’s own time, and that (a) does not relate (i) directly to the Company’s business or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) does not result from any work performed by Laing for the Company.

4.5.          Prior Inventions. Set forth below are all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Laing prior to the Effective Date of this Agreement (collectively, “Prior Inventions”) that relate to the Company’s current, proposed or reasonably foreseeable business, products or research and development and that are NOT intended to be assigned to the Company under this Agreement (check the applicable box):

☐	None

☐	The Prior Inventions listed below:

If “None,”, or if no list of Prior Inventions is provided, Laing represents that there are no such Prior Inventions. Laing agrees that if, in the course of his association with the Company, he incorporates any Prior Invention into any Covered Invention, (a) Laing will inform the Company in writing before incorporating such Prior Invention into any Covered Invention and (b) the

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Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with the Covered Invention. Laing will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Covered Invention without the Company’s prior written permission.

4.6.          Further Assurances. Laing agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Covered Invention in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Covered Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Covered Inventions. Laing also agrees that his obligation to execute or cause to be executed any such instrument or papers will continue after the termination of this Agreement.

4.7.          Attorney-in-Fact. Laing agrees that, if the Company is unable because of Laing’s unavailability, mental or physical incapacity, or for any other reason, to secure Laing’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work, trademark or copyright registrations covering the Covered Inventions assigned to the Company in Section 4.3, Laing hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on behalf of Laing to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, mask work, trademark or copyright registrations with the same legal force and effect as if executed by Laing.

5.          Non-Competition; Non-Solicitation.

5.1.          Substantially Similar Designs. In view of Laing’s access to the Company’s trade secrets and proprietary know-how, Laing agrees that during the Term of this Agreement and for a period of 24 months after the termination of this Agreement, he will not, without the Company’s prior written approval, create for any third party designs that are identical or substantially similar to the designs that are subject to this Agreement. Laing acknowledges that the obligations in this Section 5.1 are ancillary to his confidentiality obligations under Section 3 and are in addition to any rights the Company may have under applicable laws, including intellectual property laws.

5.2.          Non-Competition; Non-Solicitation. Laing agrees that during the Term of this Agreement, and for a period of 24 months after the termination of this Agreement, he will not directly or indirectly, either on behalf of himself or herself or any other person or entity:

(a)          engage in any business activity that competes with the business in which the Company is now involved or becomes involved during the Term of this Agreement, or any planned business of the Company as of the date of the termination of this Agreement;

(b)          render advice or assistance, including but not limited to financial assistance as an investor (except as permitted in Section 5.2(c)), lender or otherwise, to

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any business in which the Company is now involved or becomes involved during the Term of this Agreement, or any planned business of the Company as of the date of the termination of this Agreement;

(c)          acquire an ownership interest (except as the holder of not more than 5% of the stock of a publicly held company, provided that Laing does not actively participate in the business of that company or render advice or assistance to it) in any business in which the Company is now involved or becomes involved during the Term of this Agreement, or any business of the Company planned as of the date of the termination of this Agreement;

(d)          solicit, induce, recruit or encourage any employees of or consultants to the Company to leave their employment or terminate or limit their services to the Company, or interfere in any manner with the contractual or employment relationship between the Company and any employee or consultant; or

(e)          interfere in any manner with the contractual relationship between the Company and any customer or supplier (or any prospective customer or supplier) of the Company, or cause or seek to cause any such customer or supplier to cease doing business with or reduce the amount of business it does with the Company, or cause or seek to cause any such prospective customer or supplier not to do business with the Company.

6.          No Conflicting Obligations. Laing certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude him from complying with the provisions of this Agreement. Laing will not enter into any conflicting agreement during the Term of this Agreement.

7.          Indemnification. Laing agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (a) any negligent, reckless or intentionally wrongful act of Laing or his assistants, employees or agents, (b) any breach by Laing or his assistants, employees or agents of any of the covenants contained in this Agreement, or (c) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Laing that is subject to this Agreement.

8.          Miscellaneous.

8.1.          Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, and supersedes all prior written or oral understandings, representations and agreements by or between the parties relating thereto. No amendments or supplements to this Agreement will be binding unless in writing and signed by both parties. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of a party in enforcing its rights under this Agreement will not be deemed a continuing waiver of such right, and the waiver of one breach hereunder will not constitute the waiver of any other or subsequent breach.

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8.2.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under applicable law by a court of competent jurisdiction, such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement. If a court of competent jurisdiction determines that the scope of any provisions of this Agreement is too broad in scope or long in duration to permit enforcement under applicable law, the parties agree that the court will limit such provision to the minimum extent required to be enforceable. This Agreement will be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.3.          Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement (whether by voluntary act or by operation of law) without the prior written consent of the other party, except that the Company may assign this Agreement in connection with a sale or transfer of all or substantially all of the Company’s business, whether by sale of assets, merger, exchange of shares, or similar transaction. Any purported assignment of rights or delegation of obligations in violation of this section is void.

8.4.          Availability of Injunctive Relief. A breach of this Agreement may cause irreparable harm for which monetary damages may be inadequate. Laing agrees that the Company may petition the court for injunctive relief without having to post a bond or other security where the Company alleges or claims a violation of Section 3 (Confidentiality), Section 4 (Ownership of Work Product and Inventions), Section 5 (Non-Competition; Non-Solicitation) or Section 6 (No Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, Confidential Information, non-competition or non-solicitation.

8.5.          Remedies. The remedies provided in this Agreement will be cumulative and will not limit any rights or remedies provided by law or equity.

8.6.          Governing Law; Venue. This Agreement will be governed by and interpreted under the laws of the state of Minnesota, without regard to its conflict of laws principles. The parties hereby expressly consent and submit to the exclusive jurisdiction of either the federal or state district courts located in such state.

8.7.          Headings. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

8.8.          Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. This Agreement may be executed and delivered by facsimile or in portable document format (.pdf) via email, and any such signatures will have the same legal effect as manual signatures. If a party delivers its executed copy of this Agreement by facsimile signature or email, such party will promptly execute and deliver to the other party a manually signed original if requested by the other party.

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SIGNATURES

The parties have executed this Agreement as of the Effective Date set forth above.

COMPANY:		LAING:

CELCUITY LLC

By:	/s/ Brian F. Sullivan	/s/ Lance G. Laing
Name: Brian F. Sullivan		Name: Lance G. Laing
Title: Chief Executive Officer

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